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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
         of the Securities Exchange Act of 1934 or Suspension of duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                   Commission File Number 0-4179

                       Capital Investment of Hawaii, Inc.
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             (exact name of registrant as specified in its charter)

      733 Bishop Street, Suite 1700, Honolulu, Hawaii 96813; (808) 537-3981
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    (address, including zip code, and telephone number, including area code, of registrant's principal executive officers)

                        voting common, without par value
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            (title of each class of securities covered by this Form)

                                      none
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   (titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)      [X]          Rule 12h-3(b)(1)(ii)     [ ]
        Rule 12g-4(a)(1)(ii)     [ ]                                   [ ]
        Rule 12g-4(a)(2)(i)      [ ]          Rule 12h-3(b)(2)(i)      [ ]
        Rule 12g-4(a)(2)(ii)     [ ]          Rule 12h-3(b)(2)(ii)     [ ]
        Rule 12h-3(b)(1)(i)      [ ]          Rule 15d-6               [ ]

        Approximate number of holders of record as of the certification or notice date: (217)

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        Pursuant to the requirements of the Securities Exchange Act of 1934,
Capital Investment of Hawaii, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    February 22, 2000                   CAPITAL INVESTMENT OF HAWAII, INC.


                                             By:       /s/ Stuart T. K. Ho
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                                                  Stuart T. K. Ho
                                                  Its President